Exhibit G.1

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 4th day of June, 2010, by and among SCS Hedged Opportunities Fund, LLC, a Delaware limited liability company (the “Feeder Fund”), SCS Hedged Opportunities Master Fund, LLC, a Delaware limited liability company (the “Master Fund”, and together with the Feeder Fund, the “Funds”) and SCS Capital Management, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, each of the Funds is engaged in business as a closed-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged in the business of rendering investment advisory and management services, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Funds each desire to retain the Adviser to furnish investment advisory services to such Fund, and the Adviser is willing to furnish such services;

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1) Appointment of the Adviser.

The Funds hereby appoint the Adviser to act as investment adviser of the Funds for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Adviser shall for all purposes herein be deemed an independent contractor and shall, unless expressly provided otherwise, have no authority to act for or represent the Funds in any way nor shall it otherwise be deemed an agent of the Funds.

2) Duties of the Adviser.

a) The Adviser, at its expense, will furnish continuously an investment program for the Funds, will determine, subject to the overall supervision and review of the Board of Directors of the Funds (the “Directors”) of the Funds, what investments shall be purchased, held, sold or exchanged by the Funds and what portion, if any, of the assets of the Funds will be held uninvested, and shall, on behalf of the Funds, make changes in the investments of the Funds. Subject always to the supervision of the Directors and to the provisions of each Fund’s Limited Liability Company Agreement, as the same may be amended from time to time (respectively, the “LLC Agreement”) and of the 1940 Act, the Adviser will also manage, supervise and conduct the other affairs and business of the Funds and matters incidental thereto.

b) In furtherance of and subject to the foregoing, the Adviser will have full power and authority on behalf of the Funds, among other matters:

i)	to purchase, sell, exchange, trade and otherwise deal in and with securities and other property of the Funds and to loan securities of the Funds;

ii)
to do any and all acts and exercise all rights with respect to each Fund’s interest in any person, firm, corporation, partnership or other entity, including, without limitation, voting interests of the Portfolio Funds (as defined in the Fund’s Confidential Offering Memorandum (the “Memorandum”));

iii)	to enter into agreements with the Portfolio Funds irrevocably to forego either Fund’s right to vote its interests or shares of the Portfolio Funds;

iv)
to enter into agreements with the Portfolio Funds that provide for, among other things, the indemnification by the Funds of the Portfolio Funds and the Investment Managers (as defined in the Memorandum), and to terminate such agreements;

v)
to open, maintain and close accounts with brokers and dealers, to make all decisions relating to the manner, method and timing of securities and other investment transactions, to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Funds on such terms as the Adviser considers appropriate, and to grant limited discretionary authorization to such persons with respect to price, time and other terms of investment and trading transactions, subject to Paragraph 2(d);

vi)
to borrow from banks or other financial institutions and to pledge the Funds’ assets as collateral therefor, to trade on margin, to exercise or refrain from exercising all rights regarding a Fund’s investments, and to instruct custodians regarding the settlement of transactions, the disbursement of payments to the Funds’ investors (the “Investors”) with respect to repurchases of interests in the Funds (the “Interests”) and the payment of the Funds’ expenses;

vii)
to call and conduct meetings of Investors at the Funds’ principal office or elsewhere as it may determine and to assist the respective Directors of the Funds in calling and conducting meetings of the Directors;

viii)
to engage and terminate such attorneys, accountants and other professional advisors and consultants as the Adviser may deem necessary or advisable in connection with the affairs of the Funds or as may be directed by the respective Directors of such Funds;

ix)
to engage and terminate the services of persons (other than sub-advisers, the engagement of which shall be subject to Paragraph 2(d)) to assist the Adviser in providing, or to provide under the Adviser’s control and supervision, advice and management to the Funds at the expense of the Adviser;

x)	as directed by the respective Directors of the Funds, to commence, defend and conclude any action, suit, investigation or other proceeding that pertains to the Funds or any assets of the Funds;

xi)
to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in such activities and transactions as are, in the opinion of the Adviser, necessary and appropriate for the conduct of the business of the Funds without the act, vote or approval of any Investor or other person;

xii)
to obtain, on a quarterly basis, the net asset value of each Investment Fund and a copy of each Investment Fund’s most recent financial report, and to report thereon to the Directors of the respective Fund;

xiii)	to (A) prepare Investor communications, including performance reports and investment commentary, and (B) provide data for financial and other reporting purposes; and

xiv)	to support Fund Investor services and review the activities of third-party service providers.

c) It is anticipated that the Funds will be structured as a “master-feeder” structure, whereby the Feeder Fund will invest substantially all of its assets in the Master Fund. Accordingly, the Adviser will carry out its duties with respect to the Funds’ investment program by (i) causing the Feeder Fund to invest substantially all of its assets in the Master Fund and (ii) furnishing an investment program, as set forth in Section 2(a) above, primarily with respect to the Master Fund.

d) In carrying out its responsibilities hereunder, the Adviser may employ, retain or otherwise avail itself of the services of other persons or entities including, without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate. Without limiting the generality of the foregoing, and subject to the requirements of Section 15 of the 1940 Act, the Adviser may retain one or more sub-advisers to manage all or a portion of the investment portfolio of the Funds, at the Adviser’s own cost and expense. Retention of one or more sub-advisers, or the employment or retention of other persons or entities to perform services, shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible for all acts and omissions of such sub-advisers, or other persons or entities, in connection with the performance of the Adviser’s duties hereunder.

e) The Adviser, in its discretion, may use brokers who provide the Funds with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Funds, and the Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Adviser’s good faith determination that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Adviser to the Funds and its other clients and that the total commissions paid by the Funds will be reasonable in relation to the benefits to the Funds over the long term. Whenever the Adviser simultaneously places orders to purchase or sell the same security on behalf of the Funds and one or more other accounts advised by the Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account. The Funds recognizes that in some cases this procedure may adversely affect the results obtained for the Funds.

f) The Adviser, and any affiliates thereof, shall be free to render similar services to other investment companies and other clients and to engage in other activities, so long as the services rendered hereunder are not impaired.

g) The Adviser shall provide, without cost to the Funds, all necessary office space and the services of executive personnel for administering the affairs of the Funds, excepting those services to be provided by the Funds’ administrator pursuant to an administration agreement with such entity.

h) Each Fund shall bear the expenses of its respective operations, other than expenses specifically assumed by the Adviser and other service providers pursuant to their agreements with the Funds. Expenses to be borne by each Fund will include, but are not limited to, the following:

i)	all costs and expenses of the Fund’s respective initial offering and organization;

ii)
all investment-related expenses (including, but not limited to, fees paid directly or indirectly to Portfolio Funds, investment-related interest expenses, all costs and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, including its investments in Portfolio Funds, all costs and expenses associated with retaining independent third parties to provide risk management services to the Fund, transfer taxes and premiums and taxes withheld on foreign dividends);

iii)
all costs and expenses directly related to portfolio transactions and positions for the Fund’s account, including, but not limited to, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased, custodial fees, shareholder servicing fees, margin fees, transfer taxes and premiums and taxes withheld on foreign dividends, and expenses from investments in Portfolio Funds;

iv)	all non-investment related interest expenses;

v)	all the fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund;

vi)	all entity-level taxes;

vii)	all audit and tax preparation fees and expenses;

viii)	all costs and expenses associated with the ongoing operation and registration of the Fund, regulatory filings and the costs of compliance with any applicable Federal or state laws;

ix)
the costs and expenses of holding any meetings of any Investors that are regularly scheduled, permitted or required to be held under the terms of the Fund’s LLC Agreement, the 1940 Act or other applicable law;

x)	all fees and travel-related expenses of the Board who are not employees of the Adviser or any affiliate of the Adviser;

xi)
a portion of the costs, as determined by the Directors of the Fund, of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser or the Fund’s respective officers and Directors;

xii)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Investors;

xiii)
all expenses of computing the Fund’s net asset value, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties;

xiv)	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

xv)	the fees and expenses of custodians, escrow agents, administrators, investor servicing agents, transfer agents and other persons providing administrative services to the Fund;

xvi)	all extraordinary expenses; and

xvii)
other expenses specifically assumed by the Adviser and other service providers pursuant to their agreements with the Funds, including such other types as may be approved from time to time by the Funds’ respective Directors.

The Adviser shall be entitled to reimbursement from the Funds for any of the above expenses paid by the Adviser from time to time on behalf of the Funds.

3) Compensation of the Adviser.

a) As full compensation for the services and facilities furnished by the Adviser under this Agreement, each Fund agrees to pay to the Adviser a quarterly fee at the annual rate of 1.25% of the Fund’s “net assets” for the quarter, excluding assets attributable to the capital account, if any, of the Adviser. “Net assets” shall equal the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. The compensation payable to the Adviser hereunder will be accrued monthly and computed based on the net assets of the Fund as of the close of business on the last business day of the month to which the Adviser’s fee relates, before adjustment for any repurchase of interests payable on such date, and will be payable quarterly in arrears.

b) For so long as (i) the Funds remain in a “master-feeder” structure, and (ii) the Feeder Fund invests substantially all of its assets in the Master Fund, the Feeder Fund shall not be required to pay the fee set forth in Section 3(a).

c) Compensation payable to the Adviser hereunder for any period less than a full month during which this Agreement is in effect shall be prorated according to the proportion which such period bears to a full month.

d) The Adviser voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Funds under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments.

4) Limitation of Liability of the Adviser.

Neither the Adviser nor any member, Director, officer or employee of the Adviser, or any of their affiliates (each, an “Indemnified Person”), shall be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the performance of services to the Funds. The Funds shall indemnify each Indemnified Person from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non performance of any Indemnified Person’s duties with respect to the Funds, except those resulting from the willful misconduct, bad faith or gross negligence of an Indemnified Person; provided, however, that nothing herein contained shall be construed to protect the Adviser or any such other person against any liability to the Funds by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement.

5) Term and Termination.

a) This Agreement shall become effective on July 1, 2010 (or, if later, such date that the Funds commence investment operations). Unless terminated as herein provided, this Agreement shall remain in full force and effect until June 30, 2012 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved annually: (i) by either the respective Directors of the Funds or by vote of a majority of the respective outstanding voting securities (as defined in the 1940 Act) of the Funds, and, in either event, (ii) by vote of a majority of the respective Directors of the Funds who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

b) This Agreement may be terminated at any time without the payment of any penalty by vote of the respective Directors of the Funds or by vote of a majority of the outstanding voting securities of the Funds or by the Adviser, on sixty days’ written notice to the other party.

c) This Agreement shall automatically and immediately terminate in the event of its assignment as defined in the 1940 Act.

6) Limitation of Liability.

It is expressly agreed that the obligations of the Funds hereunder shall not be binding upon any of the Directors, members, nominees, officers, agents or employees of the Funds, personally, but shall bind only the property of the Funds as provided in this Agreement. The execution and delivery of this Agreement have been authorized by the respective Directors and the members of the Funds and this Agreement has been signed by an authorized officer of the Master Fund and Feeder Fund, acting as such.

7) Miscellaneous.

a) For convenience purposes, this Agreement is being entered into as a single agreement by the Funds (and any additional feeder funds that may be added by the parties from time to time). However, this Agreement shall be interpreted as applying solely to each Fund individually, and no Fund shall be liable for the obligations of any other Fund.

b) The Funds may use the name “SCS” or any name derived from or using the name “SCS” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect.

c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

Attest:	SCS HEDGED OPPORTUNITIES FUND, LLC By: /s/ Peter H. Mattoon Peter H. Mattoon Its: President
Attest:	SCS HEDGED OPPORTUNITIES MASTER FUND, LLC By: /s/ Peter H. Mattoon Peter H. Mattoon Its: President
Attest:	SCS CAPITAL MANAGEMENT, LLC By: /s/ Peter H. Mattoon Peter H. Mattoon Its: Chief Executive Officer